UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Broadway, Suite F-125, Santa Monica, CA 90404

(Address of principal executive offices)

424-238-4589

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

On September 4, 2018, Gopher Protocol Inc. (the “Company”) and Mobiquity Technologies, Inc., a New York corporation (OTCQB: MOBQ”) (“Mobiquity”) entered an Agreement (the “MOBQ Agreement”) pursuant to which the parties exchanged equity interest in each of the companies. In accordance with the Agreement, the Company will receive 1,000 shares of Mobiquity’s restricted Series AAAA Preferred Stock (the “Mobiquity Preferred Stock”) in consideration of Company’s concurrent sale and issuance to Mobiquity of 10,000,000 shares of Company’s restricted Common Stock (the “Gopher Common Stock”). The shares of Mobiquity Preferred Stock are convertible into an aggregate of up to 100,000,000 shares of Mobiquity common stock (the “Mobiquity Common Stock”) and 150,000,000 common stock purchase warrants (the “Mobiquity Warrants”). The Mobiquity Warrants shall have a term of 5-years from the date of grant and shall be exercisable at a price of $0.12 per share and the shares of Mobiquity Preferred Stock shall not be convertible into shares of Mobiquity Common Stock and the Mobiquity Warrants shall not be contemporaneously granted until after Mobiquity’s Board of Directors and stockholders shall have increased the authorized number of shares of Mobiquity’s common stock to a number sufficient to accommodate a reserve in the Company’s favor of 250,000,000 shares of Mobiquity’s common stock. The Mobiquity Preferred Stock shall have immediate voting rights equal to the number of shares of Mobiquity Common Stock into which they may be converted, not including the shares of Mobiquity’s common stock underlying the Mobiquity Warrants (the “Mobiquity Warrant Shares”). The closing occurred on September 4, 2018.

Mobiquity agreed that for a period beginning immediately upon the six (6)-month anniversary of the date hereof and ending on the twenty-four (24)-month anniversary of the date hereof (the “Leak-Out Period”), Mobiquity shall have the right to sell or otherwise transfer into the public markets on any given day up to 20,000 shares of Gopher Common Stock. Mobiquity may transfer all or a portion of the shares of Gopher Common Stock otherwise at any time, so long as the receiving party adheres to the above Leak-Out Period.

CONSUL GROUP RE 2021, SRL (“Consul”), a-third party controlled by Mauricio Lara Esq. has been engaged by the Company as consultant to provide services in connection with the Company’s investment in Mobiquity. Consul will provide analysis, interaction with related professional and other services as requested by the Company. The Company has agreed to pay Consul 1,000,000 shares of common stock of the Company for services rendered to the Company. In addition, Mobiquity paid a finder’s fee to Consul of 10,000,000 restricted shares of common stock of Mobiquity and 15,000,000 Mobiquity Warrants. The Mobiquity Warrants shall have a term of 5-years from the date of grant and shall be exercisable at a price of $0.12 per share.

The above offer and sale of the Gopher Common Stock was made under the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). No advertising or general solicitation was employed in offerings the securities. The offers and sales were made to accredited investors and transfer of the securities was restricted by the Company in accordance with the requirements of the Securities Act.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10-1	Agreement between Gopher Protocol Inc. and Mobiquity Technologies, Inc. dated September 4, 2018
10-2	Consulting Agreement between Gopher Protocol Inc. and Consul Group RE 2021, SRL dated September 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

		By:	/s/ Douglas Davis
		Name:	Douglas Davis
		Title:	Interim Chief Executive Officer

Date:	September 5, 2018
Santa Monica, California